Exhibit 99.1

SWS Reports Improved Results from Core Business Segments

DALLAS, May 8, 2007 – SWS Group, Inc. (NYSE: SWS) today reported net income of $7.6 million, or diluted earnings per share (EPS) of 28 cents, on net revenues of $63.5 million for the company’s third fiscal quarter ended March 30, 2007. Net revenue is defined as total revenue less interest expense.

SWS recorded income from continuing operations for the quarter of $7.6 million, or 28 cents per share, a 10 percent decline from $8.4 million, or 32 cents per share, in the third quarter of the prior fiscal year. For the nine-month period, SWS earned $30.6 million, or $1.13 per share, in income from continuing operations, compared with $23.2 million, or 88 cents per share, in the first three quarters of the prior fiscal year. Net revenues for the period increased to $208.2 million from $192.7 million. Book value per share increased 5 percent to $11.97 from $11.40.

The prior year’s quarter and fiscal year to date benefited from a $3.4 million after-tax gain on NYX stock that SWS holds as a result of the merger between the NYSE and Archipelago. Excluding this item, last year’s adjusted income from continuing operations was $5.1 million, or 19 cents per share, for the quarter and $19.8 million, or 75 cents per share, for the nine-month period. SWS had a $244,000 after-tax decline in the value of its NYX stock in the current year’s third quarter while the nine-month period benefited from a $1.8 million increase in the value of NYX. The year-to-date results also include proceeds from company owned life insurance of $2.3 million. After adjusting for these items, income from continuing operations for the quarter was $7.8 million and 28 cents per share. Year-to-date results were $26.5 million and 98 cents per share. (See Non-GAAP table.)

“We had an excellent quarter with all of our business segments recording nice gains in pre-tax income,” said SWS Group Chief Executive Officer Donald W. Hultgren. “We are continuing to work hard to add experienced bankers and brokers and to find new clearing correspondents.”

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SWS Group Announces Third Quarter Results / 2

For the quarter, each of the company’s business segments recorded gains of 20 percent or more in pre-tax income. Clearing’s pre-tax income increased $824,000 or 21 percent; retail brokerage rose $630,000 or 26 percent; institutional brokerage increased $2.3 million or 60 percent, and banking gained $1.5 million or 35 percent.

In March 2006, the company’s bank sold the assets of its FSB Financial auto finance subsidiary. The results of FSB Financial are classified as discontinued operations for all periods presented in the company’s financial statements. In addition, all references in this press release and accompanying financial statements to amounts per share and number of shares outstanding have been restated to give retroactive effect to the 3-for-2 stock split declared Nov. 30, 2006. The additional shares were distributed on Jan. 2, 2007.

Third quarter net revenues increased $244,000 from year-ago levels. Commissions increased $2.6 million as a result of increased business in both the retail and institutional brokerage segments. Higher levels of public and corporate finance activity produced a $2 million improvement in investment banking, advisory and administrative fees. Net interest revenue increased $1.5 million because of higher average loan balances at the bank. The largest change from the prior year’s quarter was a $5.2 million decline in net gains on principal transactions due to the $5.2 million gain realized a year ago upon the merger of NYSE and Archipelago into NYX.

Third quarter operating expenses increased just under $2 million. The largest increase, $4.4 million in commissions and employee compensation, was primarily a result of increased business profitability. Other expense decreased $2.5 million primarily from a reduction in legal expense and the provision for loan loss, which helped offset the increased compensation expense.

Each business segment also recorded increases of at least 20 percent in pre-tax income for the nine-month period. Clearing’s pre-tax rose $2.4 million or 20 percent; retail brokerage increased $2.9 million or 43 percent; institutional brokerage gained $6.9 million or 40 percent; and banking increased $4.5 million or 31 percent.

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SWS Group Announces Third Quarter Results / 3

Nine-month net revenues increased $15.5 million over the prior year’s nine-month number. Large increases were recorded in net interest revenue, $11.1 million, and investment banking, advisory and administrative fees, $4.4 million, largely for the same reasons as described for the third quarter. Other revenues increased $2.2 million due to proceeds from company owned life insurance and an increase in insurance product sales, partially offset by a decrease in earnings on equity investments. The largest decline came in net revenues from clearing operations, $1.8 million, primarily as a result of decreased revenue from general securities correspondents.

Operating expenses increased almost $6 million in the first three quarters as compared with the period a year earlier. The largest increase – $10.8 million in commissions and other employee compensation – primarily resulted from increased business profitability. Most other expense categories decreased for the nine-month period.

Active markets, rising equity indices and steady interest rates benefit the company’s primary businesses. Average daily volume on the New York Stock Exchange rose 11.2 percent for fiscal 2007. The Dow Jones Industrial Average increased 10.8 percent from the end of fiscal 2006 to the third quarter of fiscal 2007 while the S&P 500 Index and the Nasdaq Composite Index rose 11.9 percent and 11.5 percent, respectively, for the same time periods. National rates for a 30-year mortgage decreased 4 basis points from the third quarter of fiscal 2006 to the third quarter of fiscal 2007.

“All of these trends are positive signs for our businesses,” Hultgren said. “Each of our business segments is performing well, but we remain focused on expanding revenues in each.”

Year-to-date, Southwest Securities processed 12.1 million securities transactions compared with 7.6 million in the first three quarters of the prior fiscal year. Clearing correspondents totaled 217 compared with 208 a year earlier.

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., Southwest Securities, FSB, SWS Financial Services, Inc., and Southwest Insurance Agency.

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SWS Group Announces Third Quarter Results / 4

FINANCIAL TABLES FOLLOW

Forward-Looking Statements

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

SWS has included the presentation of income from continuing operations and earnings per share from continuing operations, excluding the impact of the gain realized with our investment in NYX common stock and the proceeds from company insurance. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income from continuing operations and diluted earnings per share from continuing operations. Management has provided this information to assist the reader in understanding the impact of our investment in the NYX for fiscal 2006 and fiscal 2007 and the gain recognized on company owned insurance in fiscal 2007. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

	3 months ended 3/30/2007	3 months ended 3/31/2006
	(In thousands)
Income from continuing operations	$7,590	$8,448
Impact of NYX	244	(3,355)

Adjusted income from continuing operations	$7,834	$5,093

EPS from continuing operations	$0.28	$0.32
Impact of NYX	—	(0.13)

	$0.28	$0.19

	9 months ended 3/30/2007	9 months ended 3/31/2006
Income from continuing operations	$30,578	$23,199
Impact of NYX	(1,785)	(3,355)
Gain from insurance proceeds	(2,276)	—

Adjusted income from continuing operations	$26,517	$19,844

EPS from continuing operations	$1.13	$0.88
Impact of NYX	(.07)	(0.13)
Gain from insurance proceeds	(.08)	—

	$0.98	$0.75

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SWS Group Announces Third Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 30, 2007 and June 30, 2006

(In thousands, except par values and share amounts)

	March 30, 2007	June 30, 2006
Assets	(Unaudited)
Cash	$121,583	$41,674
Assets segregated for regulatory purposes	360,735	345,028
Receivable from brokers, dealers and clearing organizations	2,781,092	2,821,512
Receivable from clients, net of allowances	291,062	373,245
Loans held for sale, net	123,000	124,874
Loans, net	737,338	642,541
Securities owned, at market value	161,680	159,004
Securities purchased under agreements to resell	43,127	63,636
Goodwill	7,552	7,552
Marketable equity securities available for sale	4,732	3,593
Other assets	82,114	75,192

Total assets	$4,714,015	$4,657,851

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$30,500
Payable to brokers, dealers and clearing organizations	2,716,880	2,775,564
Payable to clients	615,465	617,697
Deposits	841,984	705,894
Securities sold under agreements to repurchase	10,753	7,719
Securities sold, not yet purchased, at market value	62,457	96,909
Drafts payable	26,433	29,144
Advances from Federal Home Loan Bank	55,513	47,094
Other liabilities	55,098	57,217

Total liabilities	4,384,583	4,367,738

Minority interest in consolidated subsidiaries	911	641

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,148,976 and outstanding 27,438,613 shares at March 30, 2007; issued 27,424,611 and outstanding 26,591,891 shares at June 30, 2006	2,814	1,828
Additional paid-in capital	274,666	255,331
Retained earnings	55,201	37,968
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	1,987	1,225
Deferred compensation, net	1,674	1,610
Treasury stock (710,363 shares at March 30, 2007 and 832,720 shares at June 30, 2006, at cost)	(7,821)	(8,490)

Total stockholders’ equity	328,521	289,472

Total liabilities and stockholders’ equity	$4,714,015	$4,657,851

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SWS Group Announces Third Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and nine months ended March 30, 2007 and March 31, 2006

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006	Nine Months Ended March 30, 2007	Nine Months Ended March 31, 2006
Revenues:
Net revenues from clearing operations	$2,986	$3,742	$9,113	$10,908
Commissions	21,963	19,357	65,262	65,483
Interest	73,376	54,806	218,158	157,766
Investment banking, advisory and administrative fees	7,822	5,773	26,247	21,881
Net gains on principal transactions	2,613	7,803	16,466	16,647
Other	5,729	5,714	20,498	18,285

Total revenue	114,489	97,195	355,744	290,970

Interest expense	50,985	33,935	147,592	98,268

Net revenues	63,504	63,260	208,152	192,702

Non-Interest Expenses:
Commissions and other employee compensation	38,856	34,474	120,537	109,766
Occupancy, equipment and computer service costs	6,268	6,163	17,097	17,730
Communications	2,218	2,273	6,507	6,925
Floor brokerage and clearing organization charges	415	343	2,691	2,436
Advertising and promotional	849	931	1,908	2,257
Other	3,645	6,104	14,112	17,757

Total non-interest expenses	52,251	50,288	162,852	156,871

Income from continuing operations before income tax expense	11,253	12,972	45,300	35,831
Income tax expense	3,663	4,524	14,722	12,632

Income from continuing operations	7,590	8,448	30,578	23,199
Discontinued operations:
Income from discontinued operations	45	20,775	131	22,576
Income tax expense	(14)	(6,227)	(41)	(6,826)
Minority interest	(4)	(2,974)	(13)	(3,065)

Income from discontinued operations	27	11,574	77	12,685

Income before cumulative effect of change in accounting principles	7,617	20,022	30,655	35,884

Cumulative effect of change in accounting principles, net of tax of $40	—	—	—	75

Net income	7,617	20,022	30,655	35,959
Net income recognized in other comprehensive income	331	678	762	1,138

Comprehensive income	$7,948	$20,700	$31,417	$37,097

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SWS Group Announces Third Quarter Results / 7

	Three Months Ended March 30, 2007	Three Months Ended March 31, 2006	Nine Months Ended March 30, 2007	Nine Months Ended March 31, 2006

Earnings per share – basic
Income from continuing operations	$0.28	$0.32	$1.14	$0.89
Income from discontinued operations	—	0.44	—	0.49
Cumulative effect of change in accounting principles, net of tax	—	—	—	—

Net income	$0.28	$0.76	$1.14	$1.38

Weighted average shares outstanding – basic	27,248,436	26,201,053	26,856,992	26,073,195

Earnings per share – diluted
Income from continuing operations	$0.28	$0.32	$1.13	$0.88
Income from discontinued operations	—	0.44	—	0.48
Cumulative effect of change in accounting principles, net of tax	—	—	—	0.01

Net income	$0.28	$0.76	$1.13	$1.37

Weighted average shares outstanding – diluted	27,586,700	26,488,406	27,166,758	26,307,160

CONTACT:	Jim Bowman, VP, Corporate Communications, Southwest Securities, 214.859.9335, jbowman@swst.com